        News Release
Exhibit 99.1
Contact Information:
Jim Burke
Media Relations
Jim.Burke@L3Harris.com
321-727-9131

L3Harris Elects JetBlue President and COO Joanna L. Geraghty
to Board of Directors

MELBOURNE, Fla., May 9, 2022 — L3Harris Technologies (NYSE:LHX) today announced that Joanna L. Geraghty, President and Chief Operating Officer of JetBlue Airways Corporation, has been elected to its Board of Directors. Her addition expands the L3Harris Board to 14 members.

“Joanna is a proven leader who brings deep expertise and experience across business, operations, technology and talent domains, including from her current role leading operations for a major U.S. airline,” said William M. Brown, Executive Chair. “We are proud to have Joanna join our Board and look forward to the many contributions she will make to the company.”

Geraghty, 49, is responsible for JetBlue’s safety, operations and commercial performance, including leadership of the airline’s frontline workforce as well as the network, brand and marketing, and revenue management functions. Since joining JetBlue in 2005, she has played a key role in successfully expanding JetBlue’s differentiated brand and unique culture as it grew from a small northeast carrier into an international airline with more than 1,000 flights a day. Prior to her current role, Geraghty held various senior executive management positions at JetBlue, including Executive Vice President of Customer Experience, Executive Vice President and Chief People Officer, and Vice President and Associate General Counsel. Before joining JetBlue, Geraghty was a partner at Holland & Knight LLP.

Geraghty earned a bachelor’s degree in sociology from College of the Holy Cross and a juris doctor and master’s degree in international relations from Syracuse University.

“Joanna’s intimate knowledge of the aerospace industry and first-hand experience leading a global organization will be invaluable assets as we continue to grow our international market presence and address our customers’ critical missions,” said Christopher E. Kubasik, Vice Chair and Chief Executive Officer.

“In today’s fast-changing global business environment, L3Harris is well positioned to address the growing demand for innovative solutions that can be delivered rapidly,” Geraghty said. “I am excited to be a part of L3Harris’ Board of Directors and to contribute to the company’s long-term growth strategy.”

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About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across space, air, land, sea and cyber domains. L3Harris has more than $17 billion in annual revenue and 47,000 employees, with customers in more than 100 countries. L3Harris.com.

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